Exhibit 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 8th day of August, 2012 is entered into by LS22, Inc., a Delaware corporation with its principal place of business at One Memorial Drive, 7th Floor, Cambridge, MA 02142 (the “Company”), and Richard A. Young, PhD., (the “Consultant”). The Consultant is a Member of the Whitehead Institute for Biomedical Research (“WIBR”) and faculty member in the Department of Biology of the Massachusetts Institute of Technology (“MIT”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.        Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company. The Consultant agrees to devote up to one (1) day per week to the performance of such services. Without limiting the additional terms and conditions of Section 7 below, during the Consultation Period (as defined below), the Consultant shall not knowingly engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and he shall not knowingly assist any other person or organization that competes, or intends to compete, with the Company,  it being further acknowledged and understood by the Company that Consultant is currently involved in those endeavors listed on Annex 1 hereto.

The Whitehead Institute Uniform Consulting Agreement Provisions (“Standard Provisions”) are attached hereto as Exhibit A and are incorporated herein by reference. The parties agree that the Standard Provisions are an integral part of this Agreement and this Agreement shall have no force or effect unless the Standard Provisions are signed by both parties. The parties hereto agree to abide by such Standard Provisions and further agree that in the event of any conflict between this Agreement and the Standard Provisions, the Standard Provisions shall govern and prevail.

2.        Term. This Agreement shall commence on the date hereof and shall continue until August 8, 2016 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3.        Compensation.

3.1        Equity Compensation. Subject to approval by the Board of Directors of the Company, in consideration for the performance of the services hereunder, the Consultant shall be awarded a grant of 1,600,000 shares of restricted common stock, $0.001 par value per share, of the Company (“Common Stock”), having a purchase price equal to the fair market value of the Common Stock on the date of grant ($0.001 per share) and having such other terms and conditions, including with respect to forfeiture and other transfer restrictions in favor of the Company, as shall be set forth in a Restricted Stock Agreement by and between the Consultant and the Company.

3.2        Fees. The Company will not pay the Consultant any consulting fees before the Qualified Financing Date (as defined below). After the Qualified Financing Date and before the Second Qualified Financing Date (as defined below), the Company shall pay to the Consultant consulting fees of $25,000 per year, payable in equal quarterly installments. From and after the Second Qualified Financing Date, the Company shall pay to the Consultant consulting fees of $50,000 per year, payable in equal quarterly installments. Payment for any partial quarter shall be prorated.

For purposes of this Agreement, “Qualified Financing Date” shall mean the first date on which the Company receives aggregate gross proceeds equal to or exceeding $750,000 from the sale to one or more third parties of shares of its capital stock, or notes or other indebtedness that is convertible into or exercisable for shares of its capital stock, in a venture capital transaction. For purposes of this Agreement, “Second Qualified Financing Date” shall mean the first date on which the Company receives aggregate gross proceeds equal to or exceeding $12,500,000 from the sale to one or more third parties of its capital stock, or notes or other indebtedness that is convertible into or exercisable for shares of its capital stock, in a venture capital transaction.

3.3        Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

3.4        Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.        Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Agreement, terminate the Consultation Period upon 30 days’ prior written notice to the Consultant. The Consultant may, without prejudice to any right or remedy it may have due to any failure of the Company to perform its obligations under this Agreement, terminate the Consultation Period upon 90 days’ prior written notice to the Company. In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6 or Section 7, and the Consultant may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Company breaches any provision of Section 3. The provisions of Sections 4, 6, 7, 8, 10 and 14 shall survive any termination of this Agreement.

5.        Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.        Inventions and Proprietary Information.

6.1        Inventions.

(a)        All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period that result from the performance of Consultant’s services and if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Consultant also hereby waives all claims to moral rights in any Inventions.

(b)        The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2        Proprietary Information.

(a)        The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b)        For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished

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financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c)        The Consultant’s obligations under this Section 6.2 shall not apply to any information (none of which shall be deemed Proprietary Information) that (i) was known to Consultant prior to it being furnished to the Consultant by or on behalf of the Company provided that such information was or is not known to Consultant to be subject to another confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to the Company, (ii) is developed by Consultant independently of the Proprietary Information disclosed to Consultant by the Company as demonstrated by the Consultant through third party written records, (iii) is acquired by Consultant on a non-confidential basis from any person entitled to make disclosure to Consultant unless such person is under an obligation of confidentiality to Company which is known to Consultant, (iv) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (v) is generally disclosed to third parties by the Company without restriction on such third parties, (vi) is approved for release by written authorization of the Board of Directors of the Company, or (vii) Consultant is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that the Consultant promptly notify Company and cooperate reasonably with Company’s efforts to contest or limit the scope of such order.

(d)        Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e)        The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f)        The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

7.        Non-Competition and Non-Solicitation.

7.1        Restrictions. During the term of this Agreement and for a period of one (1) year after termination of the Agreement, the Consultant will not directly or indirectly:

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(a)        Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Consultant was employed by the Company; or

(b)        Either alone or in association with others, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Consultant’s services with the Company; or

(c)        Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Consultant’s services with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

7.2        Extension. If the Consultant violates the provisions of Section 7.1, the Consultant shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

7.3        Company’s Business. For purposes of this Agreement, the “Company’s business” shall mean the discovery and development of therapeutic, diagnostic, and/or research products related to mechanisms by which gene transcription is regulated, provided, however, that the “Company’s business” shall exclude the discovery and development of therapeutic, diagnostic, and/or research products that target BET bromodomains and histone deacetylases 1, 2 and 6.

8.        Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 or 7 could result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that in the event of such breach, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

9.        Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

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10.        Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.        Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.        Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13.        Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14.        Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

15.        Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

16.        Miscellaneous.

16.1        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2        The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

LS22, Inc.

By:	/s/ Douglas Cole, M.D.
Name: Douglas Cole, M.D.
Title: President

CONSULTANT

/s/ Richard A. Young, Ph.D.
Richard A. Young, Ph.D.

Signature Page to Consulting Agreement

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH UNIFORM CONSULTING AGREEMENT PROVISIONS

1.     The Whitehead Institute for Biomedical Research (“WHITEHEAD”) is a non-profit biomedical research institute having a business address of Nine Cambridge Center, Cambridge, Massachusetts 02142. These Uniform Consulting Agreement Provisions (the “Uniform Provisions”) are attached to an agreement (the “Agreement”) under which a Member of WHITEHEAD (the “Consultant”) has agreed to provide consulting services to the company named in the Agreement (the “Company”). The Consultant and the Company agree that the Agreement shall have no force or effect unless these Uniform Provisions are signed by both parties and attached to the Agreement. By signing the Uniform Provisions, the Consultant and the Company agree to abide by them, and also agree that if anything in the Agreement is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.

2.     The Agreement shall disclose all compensation of whatever kind that is to be provided to the Consultant in connection with the consulting services. The Agreement shall disclose the time commitment for the consulting services, which may not exceed one day per week for all outside activities of the Member of WHITEHEAD.

3.     The Consultant’s services for the Company shall consist only of the exchange of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company.

4.     The Company acknowledges that the Consultant is a Member of WHITEHEAD and is subject to WHITEHEAD’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. In accordance with WHITEHEAD policy, the Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to WHITEHEAD and (ii) is not generally available to the public, except through formal technology transfer procedures.

5.     Subject to the terms of paragraph 6, below, the Consultant may assign to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property which the Consultant (whether alone or with others) develops (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as a Member of WHITEHEAD.

STANDARD CONSULTING AGREEMENT PROVISIONS

Page 1 (Revised December 7, 2006)

6.     The Company shall have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of WHITEHEAD. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by the Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his or her capacity as a Member of WHITEHEAD.

7.     The Company agrees, at its sole expense, to defend WHITEHEAD against, and to indemnify and hold WHITEHEAD harmless from, any claim, liability, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against WHITEHEAD, either arising from the Agreement, the Consultant’s performance of services for the Company under the Agreement, or any Company products or services which result from the Consultant’s performance of services under the Agreement.

8.     Nothing in the Agreement shall affect the Consultant’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date the Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order. In addition, the Company’s confidential information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as a Member of WHITEHEAD.

9.     The Company acknowledges and agrees that nothing in the Agreement shall affect the Consultant’s obligations to WHITEHEAD, the Consultant’s research on behalf of WHITEHEAD, or research collaborations in which the Consultant is a participant, and that the Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as a Member of WHITEHEAD.

10.     Paragraphs 7, 8, 9, 10, 12, 13, and 14 of these Uniform Provisions shall survive termination of the Agreement.

STANDARD CONSULTING AGREEMENT PROVISIONS

Page 2 (Revised December 7, 2006)

11.   The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with WHITEHEAD, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or WHITEHEAD’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or WHITEHEAD’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance WHITEHEAD’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

12.   The Consultant and the Company acknowledge that (i) the Consultant is entering into the Agreement and these Uniform Provisions in the Consultant’s individual capacity and not as a Member of WHITEHEAD, (ii) WHITEHEAD is not a party to the Agreement or the Uniform Provisions and has no liability or obligation under them, and (iii) WHITEHEAD is an intended third-party beneficiary of the Agreement and the Uniform Provisions are for WHITEHEAD's benefit and are enforceable by WHITEHEAD in its own name.

13.    These Uniform Provisions shall be in effect for the full term of the Agreement. The Company and the Consultant agree that any amendment of the Agreement (including, without limitation, any extension of the Agreement's term or any change in the consideration to be provided to the Consultant under the Agreement) or any other departure from the terms or conditions of the Agreement must be signed by the Consultant and an authorized representative of the Company, and also is subject to WHITEHEAD's prior written approval.

14.   If any of these Uniform Provisions is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement shall terminate as of the date such adjudication is effective.

COMPANY

By:	/s/ Douglas Cole
Name: Douglas Cole
Title: President

CONSULTANT

By:	/s/ Richard A. Young
Name: Richard A. Young, Ph.D.

STANDARD CONSULTING AGREEMENT PROVISIONS

Page 3 (Revised December 7, 2006)

ANNEX 1

Existing Endeavors

1.        Presently engaged under consulting arrangements with:

•	Enzon Pharmaceuticals, Inc.

STANDARD CONSULTING AGREEMENT PROVISIONS

Page 4 (Revised December 7, 2006)

CONSULTING AGREEMENT-FIRST AMENDMENT

This First Amendment to the CONSULTING AGREEMENT (the "First Amendment"), made this 3rd day of December, 2012 is entered into by Syros Pharmaceuticals, Inc. (f/k/a LS22, Inc.), a Delaware corporation with its principal place of business at One Memorial Drive, 7th.  Floor, Cambridge, MA 02142 (the "Company"), and Richard A. Young, Ph.D. (the "Consultant").

WHEREAS, Company and Consultant entered into a Consulting Agreement dated August 8, 2012 (the "Agreement"); and

WHEREAS, Company and Consultant desire to amend the Term of the Agreement under Section 2 and the Compensation under Section 3.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Defined Terms. Unless otherwise defined herein, the meaning of the terms used herein shall have the same meanings set forth in the Agreement.

2A. Term. Section 2 of the Agreement is deleted and replaced in its entirety with the following:

"2. Term. This Agreement shall commence July 3, 2012 and shall continue until July 3, 2016 (such period, as it may be extended, being referred to as the "Consultation Period"), unless sooner terminated in accordance with the provisions of Section 4."

2B. Fees.  Section 3.2 of the Agreement is deleted and replaced in its entirety with the following:

"3.2 Fees. The Company shall pay to the Consultant consulting fees of $75,000 per year, payable in equal quarterly installments.  Payment for any partial quarter shall be prorated.

Transaction Bonus. If, within eighteen (18) months from the date hereof, the Company signs an agreement with a Partner (as defined below) encompassing a Qualifying Transaction (as defined below), the Company shall pay to the Consultant a cash bonus of $125,000 within fifteen (15) days of the signing of such agreement. For purposes of this Agreement, "Partner" means any third party for-profit entity. For purposes of this Agreement, "Qualifying Transaction" means a transaction pursuant to which the consideration received by the Company will, in the reasonable judgment of the Board of Directors of the Company, exceed $50 million within two (2) years from the date of the agreement with the Partner."

3.        Full Force and Effect. Except as expressly provided in this First Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

4.        Entire Agreement. This First Amendment together with the Agreement constitute the full and complete agreement and understanding between Company and Consultant concerning the subject matter hereof.

IN WITNESS WHEREOF,  Company and Consultant have caused this First Amendment to be executed by their duly authorized  officer as of the Effective Date.

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian, M.D.
Nancy Simonian M.D.
CEO

CONSULTANT

By:	/s/ Richard A. Young, Ph.D.
Richard A. Young, Ph.D.

CONSULTING AGREEMENT- SECOND AMENDMENT

This Second Amendment to the CONSULTING AGREEMENT (the "Second Amendment"), dated as of September 29, 2016 (the "Agreement Date") and effective as of July 3, 2016, is entered into by Syros Pharmaceuticals, Inc. (f/k/a LS22, Inc.), a Delaware corporation with its principal place of business at 620 Memorial Drive, Suite 300, Cambridge, MA 02139 (the "Company"), and Richard A. Young, Ph.D. (the "Consultant").

WHEREAS, the Company and the Consultant entered into a Consulting Agreement dated August 8, 2012 (the "Original Agreement");

WHEREAS, the parties entered into that certain First Amendment dated December 3, 2012 (the "First Amendment"; and the Original Agreement, as amended by the First Amendment, the "Agreement"), to amend the term of the Original Agreement and the compensation to the Consultant set forth therein; and

WHEREAS, the Company and the Consultant desire to further amend the term of the Agreement under Section 2 and the compensation set forth under Section 3 as described herein.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Defined Terms.  Unless otherwise defined herein, the meaning of the terms used herein shall have the same meanings set forth in the Agreement.

2.        Amendments to Agreement.  The Company and the Consultant agree that the Agreement shall be and hereby is amended as follows:

a.    Term. The reference to "July 3, 2016" in Section 2 of the Agreement shall be replaced by "July 3, 2019".

b.   Equity Compensation. Section 3.1 of the Agreement shall be deleted and replaced in its entirety with the following:

"3.1        Equity Compensation. In consideration for the performance of the services hereunder, the Consultant has been awarded (a) a grant of 1,600,000 shares of restricted common stock, $0.001 par value per share, of the Company ("Common Stock"), having a purchase price of $0.001, pursuant to that certain Restricted Stock Agreement dated as of August 8, 2012 and (b) an option to purchase 75,000 shares of Common Stock, with an exercise price equal to the fair market value of such options on the date of grant, vesting upon certain performance-based milestones approved by the Board of Directors of the Company and having such other terms and conditions as shall be set forth in an option grant agreement between the Consultant and the Company."

c.    Fees.  Section 3.2 of the Agreement shall be deleted and replaced in its entirety with the following:

"3.2 Fees. The Company shall pay to the Consultant consulting fees of $125,000 per year, payable in equal quarterly installments. Payment for any partial quarter shall be prorated."

3.        Full Force and Effect.  Except as expressly provided in this Second Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

4.        Entire Agreement.  This Second Amendment together with the Agreement constitute the full and complete agreement and understanding between the Company and the Consultant concerning the subject matter hereof.

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IN WITNESS WHEREOF, the Company and the Consultant have caused this Second Amendment to be executed  by their duly authorized  officer as of the Agreement Date.

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian, M.D.
Nancy Simonian M.D.
CEO

CONSULTANT

By:	/s/ Richard A. Young, Ph.D.
Richard A. Young, Ph.D.